EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Stockholders
WorldCorp, Inc.:



We consent to the incorporation by reference in the registration statements (Nos. 333-19483, 33-46443, 33-62864 and 33-60247) on Form S-3, and (Nos.
33-51946, 33-33468 and 33-51944) on Form S-8 of WorldCorp, Inc. of our report dated February 16, 1998, except as to notes 2 and 23, which are as of April 20, 1998, relating to the consolidated balance sheets of WorldCorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in common stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of WorldCorp, Inc.

Our report dated February 16, 1998, except as to notes 2 and 23, which are as of April 20, 1998, contains an explanatory paragraph that states that in order to meet its debt service obligations for 1998, the Company must obtain additional financing, refinance existing borrowings or obtain concessions from its lenders which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



KPMG PEAT MARWICK LLP



Washington, D.C.
April 20, 1998